Exhibit 99.1

PTC Therapeutics Provides Regulatory Update on Translarna™

WARREN, N.J., Feb. 12, 2026 -- PTC Therapeutics, Inc. (NASDAQ: PTCT) announced today that it has withdrawn the New Drug Application (NDA) resubmission for Translarna™ (ataluren) for the treatment of nonsense mutation Duchenne muscular dystrophy (DMD) following U.S. Food and Drug Administration (FDA) feedback on the application review.

“FDA shared that based on its review to date, the data in the NDA submission are unlikely to meet the Agency’s threshold of substantial evidence of effectiveness to support approval of Translarna. We have therefore made the decision to withdraw the NDA submission,” said Matthew B. Klein, M.D., Chief Executive Officer of PTC Therapeutics. “We have worked tirelessly for over two decades to develop a safe and effective therapy for boys and young men affected by nonsense mutation DMD in the U.S. and are disappointed that FDA approval cannot be achieved.”

About Translarna™ (ataluren)
Translarna (ataluren), is a protein restoration therapy designed to enable the formation of a functioning protein in patients with genetic disorders caused by a nonsense mutation. A nonsense mutation is an alteration in the genetic code that prematurely halts the synthesis of an essential protein. The resulting disorder is determined by which protein cannot be expressed in its entirety and is no longer functional, such as dystrophin in Duchenne.

About Duchenne Muscular Dystrophy (Duchenne)
Primarily affecting males, Duchenne is a rare and fatal genetic disorder that results in progressive muscle weakness from early childhood and leads to premature death in the mid-20s due to heart and respiratory failure. It is a progressive muscle disorder caused by the lack of functional dystrophin protein. Dystrophin is critical to the structural stability of all muscles, including skeletal, diaphragm, and heart muscles. Patients with Duchenne can lose the ability to walk (loss of ambulation) as early as 10 years old, followed by loss of the use of their arms. Duchenne patients subsequently experience life-threatening lung complications, requiring the need for ventilation support, and heart complications in their late teens and 20s.

About PTC Therapeutics, Inc.
PTC is a global biopharmaceutical company dedicated to the discovery, development and commercialization of clinically differentiated medicines for children and adults living with rare disorders. PTC is advancing a robust and diversified pipeline of transformative medicines as part of its mission to provide access to best-in-class treatments for patients with unmet medical needs. The company's strategy is to leverage its scientific expertise and global commercial infrastructure to optimize value for patients and other stakeholders. To learn more about PTC, please visit www.ptcbio.com and follow on Facebook, X, and LinkedIn.

For More Information:

Investors:

Ellen Cavaleri
+1 (615) 618-6228
ecavaleri@ptcbio.com

Media:

Jeanine Clemente
+1 (908) 912-9406
jclemente@ptcbio.com

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. All statements contained in this release, other than statements of historic fact, are forward-looking statements, including statements regarding: the future expectations, plans and prospects for PTC, including with respect to the expected timing of clinical trials and studies, availability of data, regulatory submissions and responses, commercialization and other matters with respect to its products and product candidates; PTC's strategy, future operations, future financial position, future revenues, projected costs; and the objectives of management. Other forward-looking statements may be identified by the words, "guidance", "plan," "anticipate," "believe," "estimate," "expect," "intend," "may," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions.

PTC's actual results, performance or achievements could differ materially from those expressed or implied by forward-looking statements it makes as a result of a variety of risks and uncertainties, including those related to: the outcome of pricing, coverage and reimbursement negotiations with third-party payors for PTC's products or product candidates that PTC commercializes or may commercialize in the future; PTC's ability to maintain its marketing authorization of Translarna for the treatment of nmDMD in geographies in which it has been approved and the effect of the European Commission's adoption of the negative opinion from the Committee for Medicinal Products for Human Use (CHMP) on Translarna and the withdrawal of the U.S. Translarna NDA on other regulatory bodies; significant business effects, including the effects of industry, market, economic, political or regulatory conditions; changes in tax and other laws, regulations, rates and policies; the eligible patient base and commercial potential of PTC's products and product candidates; PTC's scientific approach and general development progress; and the factors discussed in the "Risk Factors" section of PTC's most recent Annual Report on Form 10-K, as well as any updates to these risk factors filed from time to time in PTC's other filings with the SEC. You are urged to carefully consider all such factors.

As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that any product will receive or maintain regulatory approval in any territory, or prove to be commercially successful, including Translarna.

The forward-looking statements contained herein represent PTC's views only as of the date of this press release and PTC does not undertake or plan to update or revise any such forward-looking statements to reflect actual results or changes in plans, prospects, assumptions, estimates or projections, or other circumstances occurring after the date of this press release except as required by law.